Exhibit 10.7.2

March 11, 2011

John D. Filipowicz

460 Herndon Parkway

Suite 150

Herndon, VA 20170

Dear John:

On behalf of Primus Telecommunications, Inc. (the Company), it is my pleasure to offer you full-time employment for the position of Vice President and Chief Administrative Officer for Primus Telecommunications Group, Incorporated, reporting to Peter D. Aquino, Chairman, President and CEO. You will be responsible for corporate Human Resources and Real Estate functions. Your primary office will be the McLean, VA office. You will be expected to work in the office at least every other week for three (3) days. The Company agrees to reimburse you for all travel (i.e., train, taxi, parking, mileage, hotel and meals) up to $1,150 per week unless pre-approved by the CEO. Your start date will be on or about April 30, 2011 or earlier or later as agreed upon by you and the CEO.

This offer is subject to written affirmation of the Company’s Code of Ethics, Confidentiality Agreement and other policies and completion of a background check and drug screen. Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason.

Your semi-monthly salary will be $7,291.67, which is $175,000.00 annually. Beginning in 2011, you will be eligible for an annual bonus targeted at 30% of your annual base salary based on performance criteria approved by the Company’s Board of Director’s Compensation Committee. The bonus will be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured, i.e., March 2012 for 2011 performance, provided you are employed on the payment date. Your annual cash bonus for 2011 will not be prorated.

You will also have the opportunity for future incentive equity grants for similarly situated employees, pending approval of the Company’s equity plan by the Company’s Board of Directors.

Effective on your start date, you will be eligible to participate in the Company’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D, and short-term and long-term disabilities. Providing you have met the minimum age requirement on the 1st of the quarter following your date of hire you will be automatically enrolled in the 401(k) Plan.

In addition to the benefits listed above, you will be eligible for paid time off (“PTO”) of 22 days annually, accrued at a rate of 7.33 hours per pay period. In accordance with the Company’s current policy on vacation leave, you will be eligible to carry forward a maximum of five (5) PTO days.

In the event the Company terminates your employment “without cause,” the Company agrees to pay you separation pay equal to three (3) months of your then-current salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to three (3) months. After two (2) years, you will be eligible for separation pay equal to six (6) months of your then-current salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to six (6) months. For purposes of this agreement, “without cause” shall mean for any reason other than willful misconduct, fraud, breach of ethics and other published policies of the Company. However, if you are separated “without cause” for any of the following reasons: your travel reimbursement as set forth herein is unilaterally reduced or eliminated by the Company; or your reporting to anyone other than the CEO is unilaterally changed by the Company; or your number of working days (3 days every other week) expectations in VA are unilaterally changed by the Company; then the Company agrees to pay you six (6) months of your then-current salary and reimburse you for monthly premiums for elected COBRA coverage for a period of up to six (6) months. After two (2) years, the Company agrees to pay you twelve (12) months of your then-current salary and reimburse you for monthly premiums for elected COBRA coverage for a period of up to twelve (12) months.

Separation pay will be paid in accordance with the Company’s regular semi-monthly payroll practices and will begin on the Company’s next regularly scheduled pay date after the expiration of any applicable revocation period, unless otherwise required by law. Separation payments will be repeated each payroll cycle until the separation pay has been paid out in full. All separation pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to such payment will be subject to you signing a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees and other reasonable and traditional terms.

If this offer is acceptable, please sign in the space below and return to me on or before March 18, 2011. Faxed copies confidentially accepted at 703-394-4552.

Kind regards,

/s/ Jamie L. Barkovic
Jamie L. Barkovic
Director, Human Resources

cc:	Peter D. Aquino, Chairman and CEO

/s/ John D. Filipowicz	3/15/2011
Accepted by: John D. Filipowicz	Date